Exhibit 99.1

Astrotech Board of Directors Authorizes a Repurchase of up to $5 Million of

the Company's Outstanding Common Stock

Austin, TX (December 16, 2014) - Astrotech Corporation (NASDAQ: ASTC) a company that specializes in the commercialization of valuable space and defense technologies for uses in industrial process control, explosives detection, research and healthcare markets, today announced that its Board of Directors has approved a share repurchase program authorizing the company to repurchase up to $5.0 million of its common stock through December 31, 2015.

“Astrotech is committed to delivering shareholder returns,” said Thomas B. Pickens III, Chairman and CEO. “Our Board of Directors and our Management Team believe repurchasing stock at recent trading levels represents compelling value,” Pickens added.

Repurchases under the share repurchase program may be made from time to time through open market transactions, privately negotiated transactions or otherwise, as determined by the company’s management depending on market conditions and business needs, in compliance with federal securities laws. The share repurchase program does not obligate the Company to purchase any particular amount of common shares and it may be suspended, discontinued or modified at any time at the Company’s discretion and without prior notice.

Astrotech had approximately 19,697,627 shares of common stock outstanding as of November 7, 2014.

About Astrotech Corporation
Astrotech is a leader in identifying and commercializing space and defense technologies for terrestrial use. 1st Detect Corporation is developing a breakthrough miniaturized mass spectrometer, the MMS-1000™, while Astrogenetix, Inc. is a biotechnology company utilizing microgravity on the International Space Station as a research platform for drug discovery and development. Both are wholly owned subsidiaries of the parent.

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the Company’s Securities and Exchange Commission filings, including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:
Eric Stober
Chief Financial Officer
Astrotech Corporation
512.485.9530